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             Exhibit 23j. - Consent of the Independent Accountants

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated May 22, 2001, relating to the financial statements of New York Life Investment Management Institutional Prime Cash Fund, New York Life Investment Management Institutional U.S. Government Cash Fund and New York Life Investment Management Institutional Treasury Cash Fund (constituting New York Life Investment Management Institutional Funds and hereafter referred to as "the Funds"), which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, NY
May 22, 2001